UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 10, 2014

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

Item 7.01	Regulation FD Disclosure.

The information in this report furnished pursuant to Items 2.02 and 7.01, including Exhibits 99.1 and 99.2 attached hereto but excluding Exhibit 99.3 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Items 2.02 and 7.01 of this report. The information in Exhibit 99.3 attached hereto is filed for purposes of Section 18 of the Exchange Act.

On October 16, 2014, Advanced Micro Devices, Inc. (the “Company”) announced its financial position and results of operations as of and for its fiscal quarter ended September 27, 2014 in an earnings press release that is attached hereto as Exhibit 99.1. Attached hereto as Exhibit 99.2 is financial information and commentary by Devinder Kumar, Senior Vice President and Chief Financial Officer of the Company, regarding the Company’s fiscal quarter ended September 27, 2014.

Effective as of July 1, 2014, the Company reorganized into two business groups. As a result of this organizational change, the Company created two new reportable segments. Attached hereto as Exhibit 99.3 is certain quarterly segment data regarding the Company’s fiscal quarters ended March 30, 2013 through September 27, 2014, reflecting these new reportable segments.

To supplement the Company’s financial results presented on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis, the Company’s earnings press release and CFO commentary contain non-GAAP financial measures, including non-GAAP operating expenses, non-GAAP expense to revenue ratio, non-GAAP operating income, non-GAAP net income, non-GAAP earnings per share, Adjusted EBITDA and non-GAAP free cash flow.

Specifically, these non-GAAP financial measures reflect adjustments based on the following:

Amortization of acquired intangible assets: represents amortization expenses of acquired identifiable intangible assets in connection with the Company’s acquisitions of ATI Technologies Inc. and SeaMicro, Inc.

Restructuring and other special charges (gains), net: represents gains and losses associated with sale and leaseback activities as well as employee severance costs associated with the Company’s restructuring plans.

Workforce rebalancing severance charges: represents employee severance costs associated with a reduction of the Company’s global workforce as part of the ongoing transformation and diversification strategy.

Loss on debt redemption: represents losses that the Company incurred as a result of the repurchase of certain outstanding indebtedness in excess of the carrying amount of the debt.

Legal settlements, net: represents various licenses and settlements regarding patent-related matters.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 10, 2014, the Board of Directors of the Company approved a restructuring plan (the “Plan”) designed to implement operating efficiencies. Under the Plan, the Company expects to reduce global headcount by 7 percent, largely expected to be completed by the end of the Company’s fourth quarter of fiscal 2014, and to align the Company’s real estate footprint with its reduced headcount, largely expected to be completed by the end of the Company’s first half of fiscal 2015.

The Company currently estimates that it will record a restructuring and impairment charge of an aggregate amount of approximately $70 million under the Plan. The Company expects that it will record a restructuring and impairment charge of approximately $57 million in the fourth quarter of fiscal 2014, primarily related to severance, and a restructuring charge of approximately $13 million in the first half of fiscal 2015, primarily related to real estate actions. The Company expects to make cash payments related to the Plan of approximately $34 million in the fourth quarter of fiscal 2014 and approximately $20 million in the first half of fiscal 2015.

The Company believes that the restructuring actions will result in operational savings, primarily in operating expenses, of approximately $9 million in the fourth fiscal quarter of 2014 and approximately $85 million in fiscal 2015.

This report contains forward-looking statements concerning the Company and the Plan, including the expected benefits of the Plan, the timing of actions implemented in connection with the Plan, and expected restructuring and impairment charges, cash payments and operational savings, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this report are based on current beliefs, assumptions and expectations, speak only as of the date of this report and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in the Company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended June 28, 2014.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 16, 2014 (furnished herewith)

99.2	CFO Commentary on Third Quarter 2014 Results (furnished herewith)

99.3	Segment Financial Data for Fiscal Quarters ended March 30, 2013 through September 27, 2014 (filed herewith)

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

Date: October 16, 2014	By:	/S/ DEVINDER KUMAR
	Name:	Devinder Kumar
	Title:	Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated October 16, 2014 (furnished herewith)

99.2	CFO Commentary on Third Quarter 2014 Results (furnished herewith)

99.3	Segment Financial Data for Fiscal Quarters ended March 30, 2013 through September 27, 2014 (filed herewith)